This agreement is entered into between Astrotech Corporation (hereinafter referred to as "Astrotech"), and IncuHive, LLC (hereinafter referred to as "Contractor). This Independent Contractor Agreement (hereinafter referred to as "Agreement") establishes the governing terms and conditions of the retention by Astrotech of Contractor as an independent contractor. Contractor shall provide Services (as defined herein) to Astrotech.

1. Description of Work

At a minimum, Contractor will provide transition services to his successor or any other Astrotech employee who may need his expertise or guidance (together with any other work performed by Contractor in accordance with this Agreement pursuant to Astrotech's request, the "Services").

The designated Astrotech Contact (as defined herein) will provide the description of the work product that will result from the Services Contractor will perform. Contractor will provide the requested work product resulting from the Services requested by Astrotech, but Contractor will control the manner and means of performing the Services.

Contractor agrees that upon request, he will file periodic reports on performance of the Services.

2. Place of Performance

Work shall be performed at Astrotech's corporate offices at 401 Congress Ave. Suite 1650; Austin, Texas 78701 or such other locations approved in advance by Astrotech Contact.

3. Period of Performance

The Period of Performance shall be October 31, 2013 through October 30, 2014.

4. Funding Limitation

Description	Estimated Hours	Billing Rate	Estimated Total Value
Transition Services	200	$150	$30,000

Travel: Travel will be reimbursed by Astrotech, but all travel must be approved in advanced by the designated Astrotech Contact.

Any additional hours require a written agreement change from the Astrotech Contact and shall be paid at the hourly Billing Rate noted herein.

5. Basis of Payment

Timesheets shall be required to be submitted at the end of each week and approved by the Astrotech Contact.

Contractor will submit weekly time sheets in Excel and include specific hours worked for each designated period. Astrotech is responsible for ensuring charge numbers are correct and Contractor is responsible for the accuracy of all other timesheet records and associated documents (e.g. invoices).

Contractor must observe and adhere to all Astrotech's holiday schedules, office policies, and safety practices. Contractor is paid for hours worked only.

6. Independent Contractor Status:

It is understood and agreed that, in the performance of this Agreement, Contractor is acting solely as an independent contractor and not as an employee of Astrotech. Astrotech shall not be entitled to exercise supervision over the details or methods of performance by Contractor hereunder or to require adherence to specific procedures in performing services hereunder. Except as provided herein, Contractor shall not be subject to rules or regulations applicable to Astrotech's employees or any established work schedule or routine or other supervision of or direction by Astrotech, as to hours worked or otherwise, provided, however, that all Services rendered hereunder shall be so rendered to the satisfaction of Astrotech. As an independent contractor, Contractor is not entitled to participate in any of Astrotech's employee benefit plans, programs or arrangements, or other employee programs or vacation, sick leave or similar benefits. Further, nothing in this Agreement shall be construed or applied to create a relationship of partners, agency, joint ventures, or of employer and employee. As Contractor is an independent contractor, it is understood and agreed that Astrotech has no obligation under state or federal laws regarding employee liability, and that the total commitment and liability of Astrotech in regard to the arrangement set forth herein is Contractor's fees and expenses, limited as described above. Further, all taxes applicable to the proceeds received by Contractor hereunder shall be the liability of the Contractor, and Astrotech shall not withhold nor pay any amounts for federal, state, or municipal income tax, social security, unemployment, or worker's compensation. In accordance with current law, Astrotech shall annually file with the Internal Revenue Service a Form 1099—Misc., "U.S. Information Return for Receipts of Miscellaneous Income," reflecting the gross annual payments by Astrotech to Contractor, net any amounts which have been paid by Astrotech as reimbursement for expenses incurred by Contractor on behalf of Astrotech pursuant to this Agreement. Contractor hereby acknowledges personal income tax liability for the self-employment tax imposed by Section 1401 of the Internal Revenue Code. Additionally, Contractor hereby agrees to make payment, when applicable, of estimated quarterly taxes per Form 1040-ES, "Declaration of Estimated Taxes by Individuals."

7. Points of Contact and Notification

Astrotech Contact:
Only the Astrotech Contact is authorized to execute an Agreement or make Agreement changes. Any correspondence, written confirmation of a transaction, or other written documentation shall be considered properly given when delivered, faxed, mailed, or emailed to Astrotech at the address shown below:

Eric Stober
401 Congress Ave. Suite 1650
Austin, Texas 78701
Phone: (512)485-9521
Fax: (512)485-9531
Email: estober@astrotechcorp.com

Contractor Agreement Contact:
Any correspondence, written confirmation of a transaction, or other written documentation shall be considered properly given when delivered, faxed, mailed or e-mailed to Contractor at the address shown below:

IncuHive, LLC
Address: 2223 Waterloo City Lane, 386, Austin, TX 78741
Phone: 561-281-8557
Fax: ____________
Email: kirk@incuhive.com

8. Changes

A. Astrotech may at any time, by written notice, and without notices to sureties, if any, or assignees, make changes within the general scope of this Agreement in any one or more of the following:
   1. Scope of the Services;
   2. Place of delivery;
   3. Period of performance.

B. If any such changes cause an increase or decrease in the cost of, or the time required for performance of any part of the work under an Agreement, whether or not changed by the Agreement, Astrotech will make an equitable adjustment in the Estimated Hours, Estimated Total Value, or the delivery schedule and will modify the Agreement.

C. Contractor must assert its right to an adjustment under this clause within thirty (30) days of receipt of the written notice of such changes. However, if Astrotech decides the facts justify it, Astrotech may receive and act upon a proposal submitted prior to final payment on the Agreement.

9. Agreement Termination

Astrotech reserves the right to terminate this Agreement, or any part hereof, for its sole convenience and in its sole discretion. In the event of such termination, Contractor shall immediately cease all work hereunder and shall immediately cause any and all of its suppliers and subcontractors to cease work. In the case of termination for convenience by Astrotech of all or any part of this Agreement, Contractor may submit a claim to Astrotech within sixty (60) days after the effective date of termination for Services performed prior to the date of notice of termination. In no event shall Astrotech be obligated to pay Contractor any amount in excess of the Estimated Total Value. Provisions of this article shall not limit or affect the right of Astrotech to cancel this Agreement in the event of Contractor's material breach of the Agreement.

Contractor reserves the right to terminate this Agreement, or any part hereof, for its sole convenience and in its sole discretion with fifteen (15) days prior notice.

Termination of this Agreement does not terminate the obligations of Astrotech and Contractor to comply with Articles 12, 13, & 14 (Indemnification, Confidentiality, & Intellectual Property).

10. Billing Instructions

A. The invoice must include the following:
   1. Billing Rate
   2. Total Invoiced Amount
   3. Total hours - Invoice for hours worked only

B. Mail or e-mail the invoice to the address shown below:

   Address: Astrotech Corporation
   401 Congress Ave. Suite 1650
   Austin, Texas 78701
   Attn.: Eric Stober
   estober@astrotechcorp.com

C. Payment Terms are Net 15 days

D. Invoices to be submitted every two weeks

11. Limitation on Contractor Authority

Except as may be specifically established in writing by Astrotech, subsequent to this Agreement, the Contractor is neither an employee nor an agent of Astrotech and shall have no authority to assume or

create contractual obligations or responsibilities on the part of Astrotech or to exercise any supervision or direction over Astrotech's employees.

Contractor shall not, during such term, aid any individual or organization in competition with Astrotech regarding matters or subjects similar or related to the Services. Contractor agrees that during the term of this Agreement he will refrain from performing any act or engaging in any course of conduct which has or may reasonably have the effect of disparaging the name or business reputation of Astrotech or affects adversely or may reasonably affect adversely Astrotech's best interests, economic or otherwise. Contractor also acknowledges that applicable securities laws prohibit the trading of Astrotech Corporation (parent of Astrotech) securities while in possession of any material non-public information, including information concerning the financial condition, results of operations, business or prospects of Astrotech or Astrotech Corporation.

Contractor agrees that he is not presently engaged and will not engage during the term of this Agreement in any activity which might reasonably create a conflict of interest between Contractor and Astrotech or which might reasonably and adversely affect the Contractor's judgment with respect to the business of Astrotech. Contractor further agrees that he will accept no payment from any competitor or supplier of materials or services, customer, borrower, or lender of Astrotech.

12. Indemnification

To the greatest extent permitted by law, in the event of a claim by a third (3rd) party, Astrotech and its affiliates shall defend, hold harmless, and indemnify Contractor and its members from and against any and all claims, losses, actions, lawsuits, damages, judgments, and/or costs arising out of or in any manner related to Contractor's relationship with Astrotech and its affiliates, including but not limited to claims sounding in breach of contract, tort, breach of any international treaty, federal or state statute and whether alleging death, personal injury, property damage, economic damages, non-economic damages or equitable relief, or any combination thereof. This indemnity provision is expressly intended to apply to claims, losses, actions, lawsuits, damages, judgments and/or costs, whether brought by or resulting from the actions or omissions of Astrotech, Contractor, or any third (3rd) party, including but not limited to, those alleging misconduct, negligence, and/or gross negligence of Contractor, whether or not such negligence and/or gross negligence was (i) the sole proximate cause of the alleged injury or (ii) a proximate cause jointly and concurrently with the Astrotech or its affiliates, and Astrotech and its affiliates expressly acknowledge their intent and agreement to be so bound; provided, however such indemnity shall not be applicable if a court of competent jurisdiction, should determine that an act or omission by Contractor constituting gross negligence or intentional misconduct was the sole cause of the event resulting in the indemnification claim hereunder. Notwithstanding the above, no reimbursement shall be made for attorneys' fees and expenses incurred by Contractor unless the related claim commences within the applicable statute of limitations period, and no such reimbursement shall be made later than the last day of the calendar year following the calendar year in which such expense is incurred.

13. Intellectual Property

For purposes of this Agreement, the term Intellectual Property shall mean patented and unpatented inventions, mask works, copyrightable material or data, computer software, trade secrets, know-how and proprietary information of either party to this Agreement (hereinafter "Intellectual Property"). Contractor agrees that all Intellectual Property made or conceived by Contractor or jointly by Contractor and Astrotech while engaging in any activity or conduct relating to this Agreement are and will remain the sole property of Astrotech. Contractor further agrees to assist Astrotech in obtaining patents or other applicable registrations in Astrotech's name covering any such Intellectual Property and to take such actions as are necessary to transfer any such Intellectual Property to Astrotech. All property and information, including but not limited to reports, findings, recommendations, plans, data, and memoranda

of every description, and all copies thereof, furnished to the Contractor or developed in the course of or relating to the services rendered hereunder shall be the property of Astrotech and the Contractor shall not retain copies of any such matter or material.

14. Confidentiality

All confidential information shall be disclosed and used in accordance with the Nondisclosure Agreement signed on August 20, 2012 and attached hereto, unless specifically authorized in writing by Astrotech. Contractor shall not publish, communicate, divulge, disclose, use or make accessible to anyone for any purpose such confidential information. Contractor shall not re-assign Agreement work to another source without written approval from the Astrotech Contact.

15. Severability

If any covenant, agreement, term or provision of this Agreement shall be invalid or unenforceable, the remainder of this Agreement shall not be affected, and each remaining covenant, agreement, term or provision of this Agreement shall be valid and enforceable.

16. The Entire Agreement

This Agreement and the Nondisclosure Agreement and including all attachments, exhibits, and appendix constitutes the entire agreement between the parties, superseding any prior agreements, policies, understandings, representations, and warranties, oral or written, between the parties on this subject; and there are no conditions affecting this Agreement that are not expressed herein.

17. Law

Contractor will comply with all applicable laws and regulations while performing the Services or engaging in any activity or conduct relating to this Agreement. This Agreement shall be construed and governed under the laws of the State of Texas. Failure by Astrotech to insist on strict compliance by Contractor with any provision of this Agreement shall not constitute a waiver of Contractor's obligations in respect thereof, or of Astrotech's right hereunder to require strict compliance in the future.

In WITNESS WHEREOF, the parties have executed this Agreement:

Astrotech Corporation

By:____________________ Date: 10/30/13

Eric Stober
Vice President, Corporate Development

Contractor

By:____________________ Date: 10.30.13

Carlisle Kirkpatrick, Member